Item 13(a)(4)

On May 31, 2019, the assets held by the Frontier Timpani Small Cap Growth Fund (the “Acquired Fund”) a series of Frontier Funds, Inc., were transferred to Calamos Timpani Small Cap Growth Fund (the “Acquiring Fund”) a series of Calamos Investment Trust (the “Trust”) through a reorganization. Deloitte and Touche LLP (“Deloitte”) serves as the independent auditors for the Trust since November 1, 2005. As a result of the reorganization, Deloitte became the auditor of the Acquiring Fund effective May 31, 2019.

The Acquired Fund commenced operations on March 23, 2011 (Commencement of Operations). From the Commencement of Operations through June 30, 2018, neither the Trust nor anyone on their behalf has consulted Deloitte on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Acquired Fund’s financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said item 304).

Cohen & Company, Ltd. (“Cohen”) resigned as the Acquired Fund independent registered public accounting firm on June 3, 2019 as a result of the reorganization. During the period from the Commencement of Operations through June 3, 2019, Cohen reports on the Acquired Fund financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from the Commencement of Operations through June 3, 2019, there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements of the Acquired Fund for such period. During the period from the Commencement of Operations through June 3, 2019, there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that Cohen furnishes it with a letter addressed to the Securities and Exchange Commission stating whether Cohen agrees with the statements contained above. A copy of the letter from Cohen to the Securities and Exchange Commission is filed as an exhibit hereto.

December 27, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Calamos Investment Trust

Investment Company Act of 1940 File No. 811-05443

Fund	Predecessor Fund
Calamos Timpani Small Cap Growth Fund	Frontier Timpani Small Cap Growth Fund

Dear Sir or Madam:

We have read Item 13 – Exhibit (a)(4) of Form N-CSR of the Fund, a series of Calamos Investment Trust, dated December 27, 2019, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.